SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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HALLMARK FINANCIAL SERVICES, INC.
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HALLMARK FINANCIAL SERVICES, INC.
777 Main Street, Suite 1000
Fort Worth, Texas 76102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 24, 2007

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Shareholders of Hallmark Financial Services, Inc. (the “Company”) will be held at Carter Burgess Plaza, 777 Main Street, 11th Floor, Fort Worth, Texas, at 10:00 a.m., Central Daylight Time, on Thursday, May 24, 2007, for the following purposes:

1.	To elect four directors to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified; and

2.	To transact such other business that may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on April 16, 2007, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

All shareholders of the Company are cordially invited to attend the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ CECIL R. WISE

Cecil R. Wise, Secretary

Dated: April 27, 2007

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

HALLMARK FINANCIAL SERVICES, INC.
777 Main Street, Suite 1000
Fort Worth, Texas 76102

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 24, 2007

SOLICITATION AND REVOCABILITY OF PROXIES

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Hallmark Financial Services, Inc., a Nevada corporation (the “Company”), to be voted at the 2007 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, May 24, 2007, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders (the “Notice”), and at any adjournment thereof. When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon. If no direction is indicated on the proxy, the shares represented thereby will be voted for the election of each of the nominees for director and in the discretion of the proxy holder on any other matter that may properly come before the meeting.

Submitting a proxy will not affect a shareholder's right to vote in person at the Annual Meeting. Any shareholder who gives a proxy may revoke it at any time before it is exercised by delivering written notice of revocation to the Company, by substituting a new proxy executed on a later date, or by making a written request in person at the Annual Meeting that the proxy be returned. However, mere attendance at the Annual Meeting will not revoke the proxy.

All expenses of preparing, assembling and mailing this Proxy Statement and the enclosed materials and all costs of soliciting proxies will be paid by the Company. In addition to solicitation by mail, proxies may be solicited by officers and regular employees of the Company by telephone or in person. Such officers and employees who solicit proxies will receive no compensation for their services other than their regular salaries. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares they hold, and the Company may reimburse them for reasonable out-of-pocket expenses they incur in forwarding these materials.

The principal executive offices of the Company are located at 777 Main Street, Suite 1000, Fort Worth, Texas 76102. The Company's mailing address is the same as that of its principal executive offices.

This Proxy Statement and the accompanying form of proxy are first being mailed or given to shareholders on or about April 27, 2007. A copy of the Company's Annual Report for the fiscal year ended December 31, 2006, is enclosed herewith. Such Annual Report does not constitute a part of the materials used for the solicitation of proxies.

PURPOSES OF THE MEETING

At the Annual Meeting, the shareholders of the Company will consider and vote on the following matters:

1. Election of four directors to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified; and

2. Transaction of such other business as may properly come before the meeting or any adjournment thereof.

QUORUM AND VOTING

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting was the close of business on April 16, 2007 (the “Record Date”). On the Record Date, there were 20,768,238 shares of common stock of the Company, par value $0.18 per share (the “Common Stock”), issued and outstanding, each of which is entitled to one vote on all matters to be acted upon at the Annual Meeting. There are no cumulative voting rights. The presence, in person or by proxy, of holders of one-third of the outstanding shares of Common Stock entitled to vote at the meeting is necessary to constitute a quorum to transact business. Assuming the presence of a quorum, directors will be elected by a plurality of the votes cast. The affirmative vote of the holders of a majority of the shares of Common Stock actually voted will be required for the approval of all other matters to come before the Annual Meeting.

Abstentions and broker non-votes will be counted solely for purposes of determining whether a quorum is present at the Annual Meeting. Pursuant to the Bylaws of the Company, abstentions and broker non-votes will not be counted in determining the number of shares voted on any matter. Therefore, abstentions and broker non-votes will have no effect on the election of directors or the approval of any other proposal submitted to a vote of the shareholders at the Annual Meeting.

ELECTION OF DIRECTORS
(Item 1)

At the Annual Meeting, four directors will be elected for a term expiring at the 2008 annual meeting of the Company's shareholders or when their successors are elected and qualify. Directors will be elected by a plurality of the votes cast at the Annual Meeting. Cumulative voting is not permitted in the election of directors.

The Board has proposed the following slate of nominees for election as directors at the Annual Meeting. None of the nominees was selected on the basis of any special arrangement or understanding with any other person. None of the nominees bears any family relationship to any other nominee or to any executive officer of the Company. The Board has determined that all of its nominees other than Mark E. Schwarz meet the current independence requirements of The Nasdaq Stock Market (“Nasdaq”).

In the absence of instructions to the contrary, shares represented by proxy will be voted for the election of each nominee named below. Each nominee has accepted nomination and agreed to serve if elected. If any nominee becomes unable to serve before election, shares represented by proxy may be voted for the election of a substitute nominee designated by the Board.

The Board recommends a vote FOR election of each nominee below.

Name	Age	Director Since	Current Position(s) with the Company
Mark E. Schwarz	46	2001	Director and Executive Chairman
Scott T. Berlin	37	2001	Director
James H. Graves	58	1995	Director
George R. Manser	75	1995	Director

Mark E. Schwarz was elected Executive Chairman of the Company in August, 2006. He served as Chief Executive Officer of the Company from January, 2003 until August, 2006, and as President from November, 2003 through March, 2006. Since 1993, Mr. Schwarz has served, directly or indirectly through entities he controls, as the sole general partner of Newcastle Partners, L.P., a private investment firm. Since 2000, he has also served as the President and sole Managing Member of Newcastle Capital Group, L.L.C., the general partner of Newcastle Capital Management, L.P., a private investment management firm. From 1995 until 1999, Mr. Schwarz was also a Vice President of Sandera Capital Management, L.L.C. and, from 1993 until 1996, was a securities analyst and portfolio manager for SCM Advisors, L.L.C., both of which were private investment management firms associated with the Lamar Hunt family. Mr. Schwarz presently serves as Chairman of the boards of directors of Pizza Inn, Inc., an operator and franchisor of pizza restaurants; Bell Industries, Inc., a company primarily engaged in providing computer systems integration services; and New Century Equity Holdings Corp., a company in transition that is currently seeking potential merger and acquisition candidates. Mr. Schwarz is also a director of Nashua Corporation, a manufacturer of specialty papers, labels and printing supplies; and SL Industries, Inc., a developer of power systems used in a variety of aerospace, computer, datacom, industrial, medical, telecom, transportation and utility equipment applications.

Scott T. Berlin is a Managing Director and principal of Brown, Gibbons, Lang & Company, an investment banking firm serving middle market companies. His professional activities are focused on the corporate finance and mergers/acquisitions practice. Prior to joining Brown, Gibbons, Lang & Company in 1997, Mr. Berlin was a lending officer in the Middle Market Group at The Northern Company.

James H. Graves is a Partner of Erwin, Graves & Associates, LP, a management consulting firm founded in 2002. He is also a Managing Director of Detwiler, Mitchell & Co., a securities brokerage and research firm. Previously, Mr. Graves was a Managing Director of UBS Warburg, Inc., an international financial services firm which provides investment banking, underwriting and brokerage services. He was a Managing Director of Paine Webber Group Inc. prior to its acquisition by UBS Warburg in November, 2000, and was Chief Operating Officer and Head of Equity Capital Markets of J.C. Bradford & Co. at the time of its acquisition by Paine Webber Group Inc. in June, 2000. Mr. Graves had earlier served as Managing Director of J.C. Bradford & Co. and co-manager of its Corporate Finance Department. Prior to its acquisition by Paine Webber Group Inc., J.C. Bradford & Co. provided investment advisory services to the Company. Prior to joining J.C. Bradford & Co. in 1991, Mr. Graves had for 11 years been employed by Dean Witter Reynolds, where he completed his tenure as the head of the Special Industries Group in New York City. Mr. Graves also serves as a director of Cash America International, Inc., a company operating pawn shops and jewelry stores; and BankCap Partners, LP, a private equity fund.

George R. Manser is Chairman of Concorde Holding Co. and CAH, Inc. LLC, each a private investment management company. From 1991 to 2003, Mr. Manser served as a director of State Auto Financial Corp., an insurance holding company engaged primarily in the property and casualty insurance business. Prior to his retirement in 2000, Mr. Manser also served as Chairman of Uniglobe Travel (Capital Cities), Inc., a franchisor of travel agencies; as a director of CheckFree Corporation, a provider of financial electronic commerce services, software and related products; and as an advisory director of J.C. Bradford & Co. From 1995 to 1999, Mr. Manser served as the Director of Corporate Finance of Uniglobe Travel USA, L.L.C., a franchisor of travel agencies, and also served as a director of Cardinal Health, Inc. and AmerLink Corp. From 1984 to 1994, he also served as a director and Chairman of North American National Corporation and various of its insurance subsidiaries.

OTHER BUSINESS
(Item 2)

The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy as they in their discretion may deem appropriate, unless they are directed by the proxy to do otherwise.

BOARD OF DIRECTORS

Board Committees

Standing committees of the Board of the Company include the Audit Committee, the Nomination and Governance Committee, the Compensation Committee and the Stock Option Committee. Messrs. Berlin, Graves and Manser presently serve on each of these standing committees. Mr. Schwarz does not presently serve on any of these standing committees.

Audit Committee. George R. Manser currently serves as chairman of the Audit Committee. The Board has determined that all members of the Audit Committee satisfy the current independence and experience requirements of Nasdaq and the Securities and Exchange Commission (“SEC”). The Board has also determined that Mr. Manser satisfies the requirements for an “audit committee financial expert” under applicable rules of the SEC and has designated Mr. Manser as its “audit committee financial expert.”

The Audit Committee oversees the conduct of the financial reporting processes of the Company, including (i) reviewing with management and the outside auditors the audited financial statements included in the Company’s Annual Report, (ii) reviewing with management and the outside auditors the interim financial results included in the Company’s quarterly reports filed with the SEC, (iii) discussing with management and the outside auditors the quality and adequacy of internal controls, and (iv) reviewing the independence of the outside auditors. (See, Audit Committee Report.) A copy of the Amended and Restated Audit Committee Charter is available for review on the Company’s website at www.hallmarkgrp.com. The Audit Committee held nine meetings during 2006.

Nomination and Governance Committee. Scott T. Berlin currently serves as chairman of the Nomination and Governance Committee. The Nomination and Governance Committee is responsible for advising the Board about the appropriate composition of the Board and its committees, identifying and evaluating candidates for Board service, recommending director nominees for election at annual meetings of stockholders or for appointment to fill vacancies, and recommending the directors to serve on each committee of the Board. The Nomination and Governance Committee is also responsible for periodically reviewing and making recommendations to the Board regarding corporate governance policies and responses to stockholder proposals. A copy of the Nomination and Governance Committee Charter is available for review on the Company’s website at www.hallmarkgrp.com. The Nomination and Governance Committee was formed in August, 2006, and did not meet during the remainder of 2006.

The Nomination and Governance Committee strives to identify and attract director nominees with a variety of experience who have the business background and personal integrity to represent the interests of all shareholders. Although the Nomination and Governance Committee has not established any specific minimum qualifications that must be met by a director nominee, factors considered in evaluating potential candidates include educational achievement, managerial experience, business acumen, financial sophistication, insurance industry expertise and strategic planning and policy-making skills. Depending upon the current needs of the Board, some factors may be weighed more or less heavily than others in the deliberations. The Nomination and Governance Committee evaluates the suitability of a potential director nominee on the basis of written information concerning the candidate, discussions with persons familiar with the background and character of the candidate and personal interviews with the candidate.

The Nomination and Governance Committee will consider candidates for nomination to the Board from any reasonable source, including shareholder recommendations. The Nomination and Governance Committee does not evaluate candidates differently based on the source of the proposal. The Nomination and Governance Committee has not, and has no present intention to, use consultants or search firms to assist in the process of identifying and evaluating candidates.

Shareholders may recommend director candidates for consideration by the Nomination and Governance Committee by writing to its chairman in care of the Company’s headquarters in Fort Worth, Texas, giving the candidate's name, contact information, biographical data and qualifications. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any such recommendation. The Nomination and Governance Committee has not implemented any formal procedures for consideration of director nominees submitted by shareholders of the Company. The Nomination and Governance Committee has not received any recommendations of nominees for election to the Board at the Annual Meeting from any person or group beneficially owning more than 5% of the Common Stock of the Company.

Compensation Committee and Stock Option Committee. James H. Graves currently serves as chairman of the Compensation Committee and the Stock Option Committee. The Compensation Committee reviews, evaluates and recommends to the Board compensation policies of the Company with respect to directors, executive officers and senior management. (See, Executive Compensation and Compensation Committee Report.) The Compensation Committee also administers the Company’s 2005 Long Term Incentive Plan (the “2005 LTIP”). The Stock Option Committee administers the Company's 1994 Key Employee Long Term Incentive Plan (the “1994 Employee Plan”) and 1994 Non-Employee Director Stock Option Plan (the “1994 Director Plan”), both of which expired during 2004 but have unexpired options outstanding. Neither the Compensation Committee nor the Stock Option Committee has a charter. The Compensation Committee and Stock Option Committee each met three times during 2006.

The Compensation Committee has the authority to approve the compensation of the directors, executive officers and senior management of the Company. The Compensation Committee also has the authority to grant stock options and other equity awards under the 2005 LTIP. The Compensation Committee does not delegate any of its authority to any other person. The Executive Chairman and Chief Executive Officer of the Company provide recommendations to the Compensation Committee concerning most of these compensation decisions. Neither the Company nor the Compensation Committee currently engages any consultant to assist in the review of director or executive officer compensation.

Attendance at Meetings

The Board held nine meetings during 2006. Various matters were also approved by the unanimous written consent of the directors during the last fiscal year. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which such director served. The Company has no formal policy with respect to the attendance of Board members at the annual meeting of shareholders, but encourages all incumbent directors and director nominees to attend each annual meeting of shareholders. All of the incumbent directors and director nominees attended the Company's last annual meeting of shareholders held on May 25, 2006.

Compensation of Directors in 2006 Fiscal Year

Commencing in 2006, the Company’s standard compensation arrangement for each non-employee director is a $12,000 annual retainer plus a fee of $1,500 for each Board meeting attended in person or telephonically and a fee of $750 for each committee meeting attended in person or telephonically. The chairman of the Audit Committee also receives an additional $5,000 annual retainer. No other compensation was paid to any non-employee director during 2006.

The following table sets forth information concerning the compensation of the non-employee directors of the Company for the year ended December 31, 2006, consisting solely of cash fees.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)[1]
Scott T. Berlin	34,500	—
James H. Graves	34,500	—
George R. Manser	38,000	—

[1]	As of December 31, 2006, Messrs. Berlin, Graves and Manser held aggregate unexercised options to purchase 16,667, 8,333 and 8,333 shares of Common Stock, respectively.

Shareholder Communications

The Board believes that, in light of the accessibility of its directors to informal communications, a formal process for shareholders to communicate with directors is unnecessary. Any shareholder communication sent to the Board, either generally or in care of the Executive Chairman, will be forwarded to members of the Board without screening. Any shareholder communication to the Board should be addressed in care of the Executive Chairman and transmitted to the Company's headquarters in Fort Worth, Texas. In order to assure proper handling, the transmittal envelope should include a notation indicating “Board Communication” or “Director Communication.” All such correspondence should identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or only specified directors. The Executive Chairman will circulate all such correspondence to the appropriate directors.

EXECUTIVE OFFICERS

The following persons are currently the only executive officers of the Company:

Name	Age	Position(s) with the Company
Mark E. Schwarz	46	Executive Chairman and Director
Mark J. Morrison	47	President and Chief Executive Officer
Kevin T. Kasitz	44	Executive Vice President for Commercial Lines, Chief Operating Officer and President of HGA Operating Unit
Brookland F. Davis	43	Executive Vice President for Personal Lines and President of Phoenix Operating Unit
Jeffrey R. Passmore	39	Senior Vice President and Chief Accounting Officer
Donald E. Meyer	51	President of TGA Operating Unit
Curtis R. Donnell	68	President of Aerospace Operating Unit

No executive officer bears any family relationship to any other executive officer or to any director or nominee for director of the Company. No director, nominee for director or executive officer of the Company has been involved in any legal proceedings that would be material to an evaluation of the management of the Company. Information concerning the business experience of Mark E. Schwarz is provided under Election of Directors.

Mark J. Morrison was named President of the Company in April, 2006 and became Chief Executive Officer in August, 2006. He joined the Company in March, 2004, as Executive Vice President and Chief Financial Officer and was appointed to the additional position of Chief Operating Officer in April, 2005. Mr. Morrison has been employed in the property and casualty insurance industry since 1993. Prior to joining the Company, he had since 2001 served as President of Associates Insurance Group, a subsidiary of St. Paul Travelers. From 1996 through 2000, he served as Senior Vice President and Chief Financial Officer of Associates Insurance Group, the insurance division of Associates First Capital Corporation. From 1995 to 1996, Mr. Morrison served as Controller of American Eagle Insurance Group, and from 1993 to 1995 was Director of Corporate Accounting for Republic Insurance Group. From 1991 to 1993, he served as Director of Strategic Planning and Analysis at Anthem, Inc. Mr. Morrison began his career as a public accountant with Ernst & Young, LLP from 1982 to 1991, where he completed his tenure as a Senior Manager.

Kevin T. Kasitz was named an Executive Vice President of the Company effective April, 2006 and became Chief Operating Officer in December, 2006. He has served as the President of the HGA Operating Unit, a functional segment of the Company handling standard lines commercial insurance, since April, 2003. Prior to joining the Company, Mr. Kasitz had since 1991 been employed by Benfield Blanch Inc., a reinsurance intermediary, where he served as a Senior Vice President in the Program Services division (2000 to 2003) and Alternative Distribution division (1999 to 2000), a Vice President in the Alternative Distribution division (1994 to 1999) and a Manager in the Wholesale Insurance Services division (1991 to 1994). From 1989 to 1991, he was a personal lines underwriter for Continental Insurance Company and from 1986 to 1989 was an internal auditor for National County Mutual Insurance Company, a regional non-standard automobile insurer.

Brookland F. Davis was named an Executive Vice President of the Company in December, 2006, and has served as the President of the Phoenix Operating Unit, a functional segment of the Company handling non-standard personal automobile insurance, since January, 2003. Since 2001, Mr. Davis had previously been employed by Bankers Insurance Group, Inc., a property/casualty and life insurance group of companies, where he began as the Chief Accounting Officer and was ultimately promoted to President of their Texas managing general agency and head of their nationwide non-standard personal automobile operations. From 1998 to 2000, he served as Executive Vice President and Chief Financial Officer of Paragon Insurance Holdings, LLC, a multi-state personal lines managing general agency offering non-standard personal automobile and homeowners insurance, which Mr. Davis co-founded. During 1997, Mr. Davis was a Senior Manager with KPMG Peat Marwick focusing on the financial services practice area. From 1993 to 1997, he served as Vice President and Treasurer of Midland Financial Group, Inc., a multi-state property/casualty insurance company focused on non-standard automobile insurance. Mr. Davis began his professional career in 1986 in public accounting with first Coopers & Lybrand and later KPMG Peat Marwick, where he ended his tenure in 1992 as a Supervising Senior Tax Specialist. Mr. Davis is a certified public accountant licensed in Texas and Tennessee.

Jeffrey R. Passmore has served as Senior Vice President and Chief Accounting Officer of the Company since June, 2003, and previously served as Vice President of Business Development for the Company. Prior to joining the Company in November, 2002, Mr. Passmore had since 2000 served as Vice President and Controller of Benfield Blanch, Inc. and its predecessor E.W. Blanch Holdings, Inc., a reinsurance intermediary. From 1998 to 1999, he served E.W. Blanch Holdings, Inc. as Assistant Vice President of Financial Reporting. From 1994 to 1998, he was a senior financial analyst with TIG Holdings, Inc., a property and casualty insurance holding company. Mr. Passmore began his career as an accountant for Gulf Insurance Group from 1990 to 1993. Mr. Passmore is a certified public accountant licensed in Texas.

Donald E. Meyer was named President of the TGA Operating Unit, a functional segment of the Company handling primarily excess and surplus lines commercial insurance, after the acquisition of the subsidiaries comprising this operating unit in January, 2006. Mr. Meyer has served as the Vice President of the primary subsidiary within the TGA Operating Unit, Texas General Agency, Inc., since 1981. He has since 1986 also served as the President of Gulf States Insurance Company, which was also acquired by the Company in January, 2006. Mr. Meyer served on the board of directors of the Texas Surplus Lines Association, an industry trade group, from 2002 through 2004. He had previously served on the board of directors of this organization from 1991 through 1996 and served as its President during 1995 and 1996. In 1999, Mr. Meyer was appointed by the Texas Insurance Commissioner to serve a three year term on the board of directors of the Surplus Lines Stamping Office of Texas, a surplus lines self-regulatory organization, where he served as chairman in 2001.

Curtis R. Donnell was named President of the Aerospace Operating Unit, a functional segment of the Company handling general aviation property/casualty insurance, after the acquisition of the subsidiaries comprising this operating unit in January, 2006. Mr. Donnell has served as President and Chief Executive Officer of the primary subsidiary within the Aerospace Operating Unit, Aerospace Insurance Managers, Inc., since founding the company in 1999. From 1992 until 1999, he served as Executive Assistant to the Chairman of Signal Aviation Underwriters. He assisted Ranger Insurance Company with the development of their aviation division, International Aviation Insurance Managers, from 1990 until the division was acquired by Signal Aviation Underwriters in 1992. From 1988 until 1990, he served as an independent business consultant to several private investment interests. From 1983 until 1988, Mr. Donnell served as the Senior Executive Vice President of the Aviation Elite Reinsurance division of Aviation Office of America. He served as President and Chief Executive Officer of Duncanson and Holt/Aerospace Managers Agency, Inc. from 1978 until its acquisition by Aviation Office of America in 1983. From 1973 until 1978 Mr. Donnell was President of CTH Aviation Underwriters. He began specializing in aviation insurance in 1968 as Vice President of Aviation Office of America. Mr. Donnell commenced his insurance career as an underwriter for Hartford Accident and Indemnity Company in 1960.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Role of the Compensation Committee. The Company’s Compensation Committee reviews, evaluates and recommends to the Board compensation policies with respect to directors, executive officers and senior management of the Company. The Compensation Committee has the authority to approve the compensation of the directors, executive officers and senior management of the Company. The Compensation Committee also has the authority to grant stock options and other equity awards under the 2005 LTIP. The Compensation Committee does not delegate any of its authority to any other person. The Executive Chairman and Chief Executive Officer of the Company provide recommendations to the Compensation Committee concerning most of these compensation decisions. Neither the Company nor the Compensation Committee currently engages any consultant to assist in the review of director or executive officer compensation.

Compensation Objectives and Components. The compensation policies of the Company are intended to reinforce the Company’s annual and long-term performance objectives, reward and encourage quality performance, and assist the Company in attracting, retaining and motivating executive officers and other senior management with exceptional leadership abilities. Consistent with these objectives, the Compensation Committee has established a compensation program consisting primarily of base salary, annual bonus and stock options. These components of compensation are intended to reward performance, responsibility, initiative and teamwork in developing and implementing the Company’s strategic goals.

The Compensation Committee believes that competitive base salaries are a prerequisite to attracting and retaining a qualified and motivated leadership team. Annual bonuses are primarily intended to encourage performance which contributes to achieving annual and other near-term corporate objectives. Stock options are primarily intended to align the financial interests of management and directors with those of other stockholders and thereby provide incentives for achieving long-term growth in the value of the Company. The Compensation Committee strives for an appropriate balance among the elements of compensation but has not established any formula or policy for the allocation of total compensation among the base salary, annual bonus and stock option components. Although the Company endeavors to provide a total compensation package for its executive officers and senior management which is competitive in its segment of the insurance industry, the Compensation Committee has not engaged in any benchmarking of total compensation or any component of compensation.

Determination of Compensation. Base salaries of the Company’s executive officers and senior management are determined based on factors including scope of responsibilities, level of experience, contributions to the achievement of business objectives, leadership skills and overall management effectiveness. Base salaries are generally intended to be competitive with those offered in the markets in which the Company competes for executive talent. However, the overall assessment is primarily subjective, reflecting the level of responsibility and personal performance of the individual executive.

The Compensation Committee approved discretionary annual bonuses for the executive officers (other than Mark E. Schwarz, Donald E. Meyer and Curtis R. Donnell) and certain other senior management of the Company for fiscal 2006 based on an evaluation of the Company’s financial performance and the job performance of each executive officer, including characteristics of cooperation, positive attitude and teamwork in achieving corporate goals. The primary measure of the Company’s financial performance used in determining these discretionary annual bonuses was segment and/or consolidated pre-tax income as compared to the annual budget. During the first quarter of fiscal 2006, these executive officers were provided a range of potential annual bonus for which they would be eligible if budgeted levels of pre-tax income were achieved or exceeded. However, the determination whether any annual bonus was paid to a particular executive officer and, if so, the ultimate amount of such annual bonus was entirely within the discretion of the Compensation Committee.

The Compensation Committee believes that periodically granting stock options to the executive officers and other senior management promotes the Company’s long-term performance by aligning the officers’ economic interests with shareholder value. Stock options are typically granted on the same date as the Company’s annual meeting of stockholders and are exercisable at the closing market price of the Common Stock on the date of grant. The amount of stock option grants are based on various subjective factors primarily relating to the responsibilities of the officer and his past and expected future contributions to the growth and profitability of the Company. During 2006, each of the executive officers (other than Mark E. Schwarz, Donald E. Meyer and Curtis R. Donnell) was granted stock options under the 2005 LTIP which will vest on the first four anniversaries of the date of grant as to 10%, 20%, 30% and 40% of the shares, respectively, and will expire on the tenth anniversary of the date of grant.

Mark E. Schwarz indirectly controls Newcastle Partners, L.P., a private investment firm which is the largest shareholder of the Company. Although Mr. Schwarz devotes substantial time and attention to his duties as an executive officer, he is not a full-time employee of the Company. The Compensation Committee maintained Mr. Schwarz’s 2005 base salary of $150,000 until increasing such amount to $195,000 in August, 2006. Mr. Schwarz declined to participate in either the discretionary annual bonuses or stock option grants provided to other executive officers for fiscal 2006.

In connection with the acquisition of the subsidiaries now comprising the TGA Operating Unit and the Aerospace Operating Unit, the Company entered into employment agreements with Donald E. Meyer and Curtis R. Donnell, respectively. Each employment agreement provides for a minimum level of base salary and a guaranteed annual bonus. As a result of these arrangements, neither Mr. Meyer nor Mr. Donnell participated in the discretionary annual bonuses or stock option grants provided to other executive officers for fiscal 2006. (See, Executive Compensation - Employment Agreements.)

Tax and Accounting Implications. Section 162(m) of the Internal Revenue Code generally imposes a $1 million per person annual limit on the amount the Company may deduct as compensation expense for its executive officers. The Compensation Committee has not established any policy precluding the payment of compensation in excess of the amount deductible under IRC Section 162(m). However, the compensation of all executive officers was fully deductible during 2006 and the Company does not presently anticipate that the compensation to any of the executive officers for 2007 will exceed this limit on deductibility.

The Company accounts for all equity compensation, including awards under the 2005 LTIP, the 1994 Employee Plan and the 1994 Director Plan, in accordance with Financial Accounting Standards Board Statement No. 123R. Pursuant to these provisions, the fair value of equity compensation granted by the Company is recognized pro rata over the vesting period of the awards.

Employment Agreements

In connection with the acquisitions of the subsidiaries now comprising the Aerospace Operating Unit and the TGA Operating Unit, the Company entered into employment agreements with Curtis R. Donnell and Donald E. Meyer, respectively. The employment agreement with Mr. Donnell became effective as of January 3, 2006, and the employment agreement with Mr. Meyer became effective as of February 1, 2006. Each of these employment agreements is for an initial period of three years and continues thereafter at the will of the parties. Each employment agreement provides for a base salary of at least $200,000 per year, with a guaranteed annual bonus of not less than $50,000 for Mr. Donnell and not less than $102,000 for Mr. Meyer.

Both employment agreements may be terminated by the Company at any time with or without cause. In the event the Company terminates the employment of Mr. Donnell without cause prior to the expiration of the initial three year term, the Company is obligated to continue to pay him an amount equal to his base salary at the time of termination for a period of time equal to the lesser of 12 months or the remainder of the initial term. In the event the Company terminates the employment of Mr. Meyer without cause, the Company is obligated to continue to pay him an amount equal to his base salary at the time of termination for a period of time equal to the sum of three months plus one week for each completed month of service, but not to exceed 12 months. Mr. Donnell and Mr. Meyer have each agreed that he will not disclose any of the Company’s confidential information and will not compete with the Company or solicit any of the Company’s employees, agents, suppliers or customers on behalf of a business competitive with his respective operating unit for a period of two years following termination of his employment for any reason.

The Company does not have employment agreements with any of its other executive officers.

Summary Compensation Table

The following table sets forth information concerning the compensation of the executive officers of the Company for the year ended December 31, 2006.

Name and Current Principal Position[1]	Year	Salary ($)	Bonus ($)[2]	Option Awards ($)[3]	All Other Compensation ($)[4]	Total ($)
Mark E. Schwarz Executive Chairman	2006	168,059	—	5,249	9,530	182,838
Mark J. Morrison President Chief Executive Officer	2006	301,315	190,000	28,431	10,650	530,396
Kevin T. Kasitz Executive Vice President Chief Operating Officer President of Operating Unit	2006	197,540	105,000	26,874	12,711	342,125
Brookland F. Davis Executive Vice President President of Operating Unit	2006	181,500	125,000	26,874	15,172	348,546
Jeffrey R. Passmore Senior Vice President Chief Accounting Officer	2006	143,404	57,500	10,953	11,613	223,470
Donald E. Meyer President of Operating Unit	2006	207,692	102,000	—	8,857	318,549
Curtis R. Donnell President of Operating Unit	2006	200,000	50,000	—	6,600	256,600

[1]
Mark E. Schwarz served as the principal executive officer of the Company until he was succeeded by Mark J. Morrison in August, 2006. Mr. Morrison served as the principal financial officer of the Company until he was succeeded by Jeffrey R. Passmore in August, 2006.

[2]
Bonuses were earned in 2006 but awarded in 2007. Of the total bonus amount, 75% was paid when awarded and the remaining 25% is payable in two equal annual installments of cash, without interest, on the first and second anniversaries of the initial payment. Receipt of the deferred payments is conditioned upon continued employment with the Company.

[3]
Reflects the amount recognized for financial statement purposes for the year ended December 31, 2006, in accordance with Financial Accounting Standards Board Statement No. 123R. Assumptions used in calculating this amount are included in Note 13 to the Company’s audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2006.

[4]	Represents the employee portion of medical coverage paid by the Company and the Company’s matching contributions to employee 401(k) accounts.

Grants of Plan-Based Awards in 2006 Fiscal Year

The following table sets forth information concerning grants of plan-based awards to the executive officers of the Company during the fiscal year ended December 31, 2006, consisting solely of stock options granted under the 2005 LTIP.

Name	Grant Date	Option Awards: Number of Securities Underlying Options (#)[1]	Exercise Price Of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)[2]
Mark E. Schwarz	—	—	—	—
Mark J. Morrison	05/25/2006	20,833	11.34	130,497
Kevin T. Kasitz	05/25/2006	16,667	11.34	104,398
Brookland F. Davis	05/25/2006	16,667	11.34	104,398
Jeffrey R. Passmore	05/25/2006	8,333	11.34	52,199
Donald E. Meyer	—	—	—	—
Curtis R. Donnell	—	—	—	—

[1]
Options awarded May 25, 2006, are to purchase shares of the Company’s Common Stock. All such options vest on the first four anniversaries of the date of grant as to 10%, 20%, 30% and 40% of the shares, respectively, subject to acceleration of vesting upon death, disability, retirement or change in control of the Company. All unexercised options expire ten years from the date of grant, subject to earlier termination due to death, disability or termination of employment.

[2]	The grant date fair value of option awards is estimated using the Black-Scholes option pricing model assuming a five year expected term, a 59.1% expected volatility and 4.9% risk-free interest rate.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table sets forth information concerning all equity awards to the executive officers of the Company which were outstanding as of December 31, 2006, consisting solely of unexercised stock options granted under the 1994 Employee Plan, the 1994 Director Plan or the 2005 LTIP.

Number of Securities
	Underlying Unexercised Options		Option	Option
Name	Exercisable (#)	Unexercisable (#)	Exercise Price ($)	Expiration Date
Mark E. Schwarz	2,084	2,083[1]	4.13	01/01/2011
Mark J. Morrison	3,333 1,667 —	11,667[2] 15,000[2] 20,833[2]	3.90 7.14 11.34	01/26/2009 05/27/2015 05/25/2016
Kevin T. Kasitz	1,667 5,000 1,667 —	— 11,667[3] 15,000[3] 16,667[3]	3.90 3.42 7.14 11.34	04/01/2008 01/26/2009 05/27/2015 05/25/2016
Brookland F. Davis	— 1,667 —	11,667[4] 15,000[4] 16,667[4]	3.42 7.14 11.34	01/26/2009 05/27/2015 05/25/2016
Jeffrey R. Passmore	1,667 833 833 —	— 2,917[5] 7,500[5] 8,333[5]	3.90 3.42 7.14 11.34	03/27/2008 01/26/2009 05/27/2015 05/25/2016
Donald E. Meyer	—	—	—	—
Curtis R. Donnell	—	—	—	—

[1]	All unexercisable options vest January 1, 2007.

[2]
Unexercisable options expiring January 26, 2009, vest as to 5,000 and 6,667 shares on March 25, 2007 and 2008, respectively. Unexercisable options expiring May 27, 2015, vest as to 3,333, 5,000 and 6,667 shares on May 27, 2007, 2008 and 2009, respectively. Unexercisable options expiring May 25, 2016, vest as to 2,083, 4,167, 6,250 and 8,333 shares on May 25, 2007, 2008, 2009 and 2010, respectively.

[3]
Unexercisable options expiring January 26, 2009, vest as to 5,000 and 6,667 shares on January 26, 2007 and 2008, respectively. Unexercisable options expiring May 27, 2015, vest as to 3,333, 5,000 and 6,667 shares on May 27, 2007, 2008 and 2009, respectively. Unexercisable options expiring May 25, 2016, vest as to 1,667, 3,333, 5,000 and 6,667 shares on May 25, 2007, 2008, 2009 and 2010, respectively.

[4]
Unexercisable options expiring January 26, 2009, vest as to 5,000 and 6,667 shares on January 26, 2007 and 2008, respectively. Unexercisable options expiring May 27, 2015, vest as to 3,333, 5,000 and 6,667 shares on May 27, 2007, 2008 and 2009, respectively. Unexercisable options expiring May 25, 2016, vest as to 1,667, 3,333, 5,000 and 6,667 shares on May 25, 2007, 2008, 2009 and 2010, respectively.

[5]
Unexercisable options expiring January 26, 2009, vest as to 1,250 and 1,667 shares on January 26, 2007 and 2008, respectively. Unexercisable options expiring May 27, 2015, vest as to 1,667, 2,500 and 3,333 shares on May 27, 2007, 2008 and 2009, respectively. Unexercisable options expiring May 25, 2016, vest as to 833, 1,667, 2,500 and 3,333 shares on May 25, 2007, 2008, 2009 and 2010, respectively.

Option Exercises in 2006 Fiscal Year

The following table sets forth information concerning all exercises of stock options, stock appreciation rights and similar instruments, and all vesting of stock, by the executive officers of the Company during the fiscal year ended December 31, 2006, consisting solely of exercises of stock options granted under the 1994 Employee Plan.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]
Mark E. Schwarz	—	—
Mark J. Morrison	—	—
Kevin T. Kasitz	—	—
Brookland F. Davis	4,166	27,646
Jeffrey R. Passmore	—	—
Donald E. Meyer	—	—
Curtis R. Donnell	—	—

[1]	Value realized on exercise is pre-tax and based on the difference between the closing market price of the Common Stock on the exercise date and the exercise price of the options.

Deferred Compensation

The Company does not maintain any elective deferred compensation plans. However, the discretionary annual bonus earned by certain executive officers for 2004 and subsequent fiscal years has been paid 75% in cash when awarded and the remaining 25% has been deferred by the Company for payment in two equal annual installments of cash, without interest, on the first and second anniversaries of the initial payment. Receipt of the deferred amount is conditioned upon each executive officer’s continued employment with the Company. The following table sets forth information concerning these mandatory cash deferrals of discretionary annual bonuses as of December 31, 2006.

Name	Amount Deferred In Last Fiscal Year ($)[1]	Distributions In Last Fiscal Year ($)	Cumulative Amount Deferred ($)	Cumulative Distributions ($)	Balance at Last Fiscal Year End ($)
Mark E. Schwarz	—	—	—	—	—
Mark J. Morrison	37,500	18,750	75,000	18,750	56,250
Kevin T. Kasitz	37,500	18,750	75,000	18,750	56,250
Brookland F. Davis	37,500	18,750	75,000	18,750	56,250
Jeffrey R. Passmore	—	—	—	—	—
Donald E. Meyer	—	—	—	—	—
Curtis R. Donnell	—	—	—	—	—

[1]
Deferrals in 2006 were for compensation earned in 2005 and, therefore, are not reported as 2006 compensation in the Summary Compensation Table. See, Executive Compensation - Summary Compensation Table.

Equity Compensation Plan Information

The following table sets forth information regarding shares of the Common Stock authorized for issuance under the Company’s equity compensation plans as of December 31, 2006.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans [excluding securities reflected in column (a)]
	(a)	(b)	(c)

Equity compensation plans approved by security holders[1]	315,668	$7.30	635,834

Equity compensation plans not approved by security holders[2]	16,666	$2.25	- 0 -

Total	332,334	$7.04	635,834

[1]
Includes shares of the Common Stock authorized for issuance under 2005 LTIP, as well as shares of the Common Stock issuable upon exercise of options outstanding under the 1994 Employee Plan and the 1994 Director Plan, both of which terminated in accordance with their terms in 2004.

[2]
Represents shares of the Common Stock issuable upon exercise of non-qualified stock options granted to non-employee directors in lieu of cash compensation for their service on the Board during fiscal 1999. The options became fully exercisable on August 16, 2000, and terminate on March 15, 2010, to the extent not previously exercised.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with management of the Company the Compensation Discussion and Analysis contained in this Proxy Statement. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the Compensation Committee:

James H. Graves (chairman)
Scott T. Berlin
George R. Manser

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Graves, Berlin and Manser have comprised the Compensation Committee since August, 2006. Previously during 2006, Messrs. Graves, Berlin and Schwarz comprised the Compensation Committee. Mr. Schwarz has served as Executive Chairman of the Company since August, 2006, and served as Chief Executive Officer of the Company from January, 2003 through August, 2006. Mr. Schwarz also indirectly controls certain investment partnerships which purchased convertible promissory notes from the Company in January, 2006 and converted such notes to Common Stock in May, 2006. (See, Transactions With Related Persons.) During fiscal 2006, no executive officer of the Company served on the board of directors or compensation committee of any other entity any of whose executive officers served on the Board or Compensation Committee of the Company.

TRANSACTIONS WITH RELATED PERSONS

Certain Relationships

The Executive Chairman of the Company, Mark E. Schwarz, is the managing member of Newcastle Capital Group, L.L.C., which entity is the sole general partner of Newcastle Capital Management, L.P., which entity is the sole general partner of Newcastle Partners, L.P. (“Newcastle Partners”) and Newcastle Special Opportunity Fund I, L.P. and Newcastle Special Opportunity Fund II, L.P. (collectively, the “Opportunity Funds”). As a result of these relationships, Mr. Schwarz has sole investment and voting control over the shares of Common Stock beneficially owned by Newcastle Partners and the Opportunity Funds, which are the largest holders of the Common Stock. (See, Principal Shareholders and Stock Ownership of Management.) Newcastle Partners and the Opportunity Funds were each instrumental in financing the acquisitions in January, 2006 of the subsidiaries now comprising the Company’s TGA Operating Unit and Aerospace Operating Unit.

Curtis R. Donnell was one of the sellers, and controls the other seller, from whom the Company acquired the subsidiaries now comprising the Aerospace Operating Unit in January, 2006. Donald E. Meyer was one of the sellers, and is related by marriage to the other sellers, from whom the Company acquired the subsidiaries now comprising the TGA Operating Unit in January, 2006. At the time of these transactions, there was no material relationship between any of the sellers and the Company. In connection with the respective acquisitions, the Company entered into employment agreements with Mr. Donnell and Mr. Meyer. (See, Executive Compensation - Employment Agreements.) In August, 2006, Mr. Donnell was named President of the Aerospace Operating Unit and Mr. Meyer was named President of the TGA Operating Unit.

Loan from Newcastle Partners

In January, 2006, the Company executed a promissory note payable to Newcastle Partners in the amount of $12.5 million in order to obtain funding to complete the acquisition of the subsidiaries now comprising the Aerospace Operating Unit. The promissory note bore interest at the rate of ten percent per annum prior to maturity and at the maximum rate allowed under applicable law in the event of default. Accrued and unpaid interest on the promissory note was due and payable on the first business day of each month. The principal of the promissory note, together with accrued but unpaid interest, became due and payable on demand at any time on or after June 30, 2006. The Company paid an aggregate of $1.0 million in interest to Newcastle Partners during 2006 and fully repaid the principal of the promissory note during the fourth quarter of 2006.

Issuance of Convertible Notes to the Opportunity Funds

In January, 2006, the Company issued an aggregate of $25.0 million in subordinated convertible promissory notes to the Opportunity Funds. The proceeds from the issuance of the convertible notes were used to establish a trust account securing payment of future installments of purchase price and restrictive covenant consideration payable to the sellers of the subsidiaries now comprising the TGA Operating Unit. The Company paid an aggregate of $0.2 million in interest to the Opportunity Funds during 2006 prior to the principal and accrued but unpaid interest on the convertible notes being converted to shares of the Common Stock during the second quarter of 2006.

While outstanding, the convertible notes bore interest at the rate of 4% per annum, which rate increased to 10% per annum in the event of default. Interest on the convertible notes was payable in arrears each calendar quarter commencing March 31, 2006. Principal and all accrued but unpaid interest was due at the maturity of the convertible notes on July 27, 2007. The Company had no right to prepay the convertible notes. In the event of a change in control of the Company at any time prior to stockholder approval of the convertibility of the convertible notes (discussed below), the holders had the right to require the Company to redeem all or a portion of the convertible notes at a price equal to 110% of the principal amount being redeemed, plus accrued but unpaid interest on such principal amount. The convertible notes were subordinate in right of payment to all existing and future secured indebtedness of the Company.

Conversion of the convertible notes was in all events subject to obtaining stockholder approval for the issuance of shares of the Common Stock upon such conversion. The purchase agreements pursuant to which the convertible notes were issued obligated the Company to hold its annual meeting of stockholders on or before May 31, 2006, and to solicit stockholder approval of both (i) the issuance of shares of the Common Stock upon conversion of the convertible notes; and (ii) at least a 3.3 million share increase in the authorized shares of the Common Stock in order to accommodate full conversion of the convertible notes. At the Company’s annual meeting of stockholders held on May 25, 2006, stockholders approved both the convertibility of the convertible notes and a 16.7 million share increase in the authorized shares of the Common Stock.

Subject to such stockholder approval, the principal and accrued but unpaid interest of each convertible note was convertible into shares of the Common Stock at any time prior to maturity at the election of the holder and, to the extent not previously converted, was to be automatically converted to shares of the Common Stock at its maturity date. The initial conversion price of the convertible notes was $7.68 per share of the Common Stock. The convertible notes provided that if, on or before the earlier of conversion or October 27, 2006, the Company had completed an offering of rights to purchase shares of the Common Stock at a price per share less than the initial conversion price of the convertible notes, then the conversion price of the convertible notes would have been reduced to an amount equal to the rights offering price. The conversion price would also have been adjusted proportionally for any stock dividend or split, stock combination or other similar recapitalization, reclassification or reorganization affecting the Common Stock.

The Opportunity Funds gave the Company notice of conversion of the convertible notes on May 25, 2006, immediately following the required stockholder approval at the annual meeting. As a result, the Company issued to the Opportunity Funds an aggregate of 3.3 million shares of the Common Stock in satisfaction of the aggregate of $25.0 million in principal and $0.2 million accrued but unpaid interest outstanding on the convertible notes as of such date.

Subject to certain limitations, the holders of shares of the Common Stock issued to the Opportunity Funds upon the conversion of the convertible notes have the right at any time to require that the Company effect one registration of the public resale of all or any portion of such shares. If the Company at any time proposes to register any of its securities for public sale, then such holders will have the right to require that all or any portion of the shares of the Common Stock issued upon conversion of the convertible notes be included in such registration, subject to certain limitations. In addition, subject to certain limitations, on or before January 27, 2009, the Company is obligated to file and maintain in effect for up to two years a registration statement covering the public resale of all shares of the Common Stock issued to the Opportunity Funds upon conversion of the convertible notes which have not previously been publicly resold.

Acquisition of Aerospace Operating Unit

In January, 2006, the Company completed the acquisition of Aerospace Holdings, LLC from Donnell Children Revocable Trust and Curtis R. Donnell. Mr. Donnell was the settlor and sole trustee of the Donnell Children Revocable Trust. Aerospace Holdings, LLC and its subsidiaries now comprise the Company’s Aerospace Operating Unit. The Company acquired these subsidiaries for initial consideration of $12.5 million paid in cash at closing. Such initial consideration was allocated $11.9 million to the purchase price and $0.6 million to the sellers’ compliance with certain restrictive covenants, including a covenant not to compete for a period of five years after closing. The Company may also be required to pay additional contingent consideration of up to $2.5 million conditioned on the sellers complying with their restrictive covenants and the Aerospace Operating Unit achieving certain operational objectives related to premium production and loss ratios. The contingent consideration, if any, will be payable in cash on or before March 30, 2009, unless the sellers elect to defer a portion of the payment in order to permit further development of the loss ratios.

Lease with Donnell Investments, L.L.C.

Prior to the Company’s acquisition of the subsidiaries now comprising the Aerospace Operating Unit in January, 2006, the primary such subsidiary entered into an agreement to lease office space from Donnell Investments, L.L.C., an entity wholly owned and controlled by Curtis R. Donnell. The lease pertains to an approximately 8,925 square foot suite in a low-rise office building and expires September 30, 2010. The rent is currently $13,387 per month. The aggregate amount of all scheduled periodic payments under the lease from January 1, 2006, through the termination date is $0.8 million.

Acquisition of TGA Operating Unit

In January, 2006, the Company consummated the acquisition of Texas General Agency, Inc. (“TGA”) and TGA Special Risk, Inc. (“TGASRI”) from Samuel M. Cangelosi, Donate A. Cangelosi and Donald E. Meyer (collectively, the “TGA Sellers”). The Company simultaneously consummated the acquisition of Pan American Acceptance Corporation (“PAAC”) from Samuel M. Cangelosi, Donate A. Cangelosi and Carol A. Meyer (collectively, the “PAAC Sellers”). Donald E. Meyer is the brother-in-law of Samuel M. Cangelosi and Donate A. Cangelosi and the husband of Carol A. Meyer. TGA, TGASRI and PAAC now comprise the Company’s TGA Operating Unit. TGA also had a wholly-owned insurance company subsidiary which is now an indirect subsidiary of the Company.

The Company acquired PAAC for consideration of $0.7 million paid in cash at closing. The Company acquired TGA and TGASRI for consideration of $13.1 million paid in cash at closing, plus the delivery of promissory notes in the aggregate principal amount of $23.8 million payable $14.3 million on or before January 1, 2007, and $9.5 million on or before January 1, 2008. In addition to the purchase price, the Company paid $0.8 million to the TGA Sellers in consideration of their compliance with certain restrictive covenants, including a covenant not to compete for a period of five years after closing, and agreed to pay an additional $0.8 million on or before January 1, 2007, and $0.5 million on or before January 1, 2008. The Company secured payment of the future installments of both the purchase price and the restrictive covenant consideration by depositing $25.0 in a trust account for the benefit of the TGA Sellers.

The Company may also be required to pay additional contingent consideration of up to $8.0 million conditioned on the TGA Sellers complying with their restrictive covenants and TGA achieving certain operational objectives related to premium production and loss ratios. The contingent consideration, if any, will be payable in cash on or before March 30, 2009, unless the TGA Sellers elect to defer the payment in order to permit further development of the loss ratios.

Pursuant to the definitive agreements with respect to the acquisitions, prior to closing TGA and PAAC distributed to the TGA Sellers, PAAC Sellers and certain employees aggregate cash of approximately $3.25 million. Prior to closing, TGA also assigned to the TGA Sellers any sliding scale contingent commissions attributable to business produced on or before December 31, 2005, which might subsequently become due to TGA under certain reinsurance agreements.

Donald E. Meyer owned a 33.3% interest in TGA and TGASRI and his wife owned a 33.0% interest in PAAC. All amounts payable to the TGA Sellers and the PAAC Sellers were in proportion to their respective ownership interests.

Policies for Related Party Transactions

The Company’s Code of Ethics prohibits all conflicts of interest, except under guidelines approved by the Board of Directors. This Code of Ethics applies to all directors, officers and employees of the Company and defines a “conflict of interest” as any circumstance in which a person’s private interest interferes in any way with the interests of the Company. In addition, the Company’s Code of Ethics requires that its principal executive officer, principal financial officer, principal accounting officer, controller and other persons performing similar functions disclose to the Audit Committee any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest. (See, Code of Ethics.) Similarly, the Amended and Restated Audit Committee Charter delegates to the Audit Committee the responsibility and authority to review and approve all related party transactions. (See, Board of Directors - Board Committees.)

During 2006, the Company’s transactions with Newcastle Partners and the Opportunity Funds were all approved by a special committee of the Board consisting of all disinterested directors, which disinterested directors also comprised the Audit Committee. The disinterested directors unanimously concluded that the transactions with Newcastle Partners and the Opportunity Funds were fair and in the best interests of the Company.

At the time the Company acquired the subsidiaries now comprising the Aerospace Operating Unit and the TGA Operating Unit, there was no material relationship between any of the sellers and the Company. Consequently, these transactions were reviewed and approved by the full Board without the participation of any related party. Messrs. Donnell and Meyer subsequently became the Presidents of the Aerospace Operating Unit and TGA Operating Unit, respectively.

CODE OF ETHICS

The Board has adopted a Code of Ethics applicable to all of the Company’s employees, officers and directors. The Code of Ethics covers compliance with law; fair and honest dealings with the Company, its competitors and others; full, fair and accurate disclosure to the public; and procedures for compliance with the Code of Ethics. This Code of Ethics is posted on the Company’s website at www.hallmarkgrp.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company's executive officers, directors and beneficial owners of more than 10% of the Company's Common Stock are required to file reports of ownership and changes in ownership of the Common Stock with the SEC. Based solely upon information provided to the Company by individual directors, executive officers and beneficial owners, the Company believes that all such reports were timely filed during and with respect to the fiscal year ended December 31, 2006, except that (i) James H. Graves and George R. Manser were each late filing one Form 4 reporting the cashless exercise of director stock options, (ii) Mark J. Morrison, Kevin T. Kasitz, Brookland F. Davis and Jeffrey R. Passmore were each late filing one Form 4 reporting the grant of employee stock options, (iii) Curtis R. Donnell was late filing one Form 4 reporting the open market purchase of shares of the Common Stock, and (iv) Mark E. Schwarz, Newcastle Partners and the Opportunity Funds were late filing one joint Form 4 reporting the conversion of subordinated notes to shares of the Common Stock.

PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

The following table and the notes thereto set forth certain information regarding the beneficial ownership of the Common Stock as of the Record Date, by (i) the current executive officers of the Company, (ii) each current director and nominee for director of the Company, (iii) all current executive officers and current directors of the Company as a group; and (iv) each other person known to the Company to own beneficially more than five percent of the presently outstanding Common Stock. Except as otherwise indicated, (a) the persons identified in the table have sole voting and dispositive power with respect to the shares shown as beneficially owned by them, (b) the mailing address for all persons is the same as that of the Company, and (c) the current directors and executive officers have not pledged any of such shares as security.

Shareholder	No. of Shares Beneficially Owned	Percent of Class Beneficially Owned
Mark E. Schwarz[1]	14,583,612	70.2
Mark J. Morrison[2]	56,453	*
Kevin T. Kasitz[3]	25,927	*
Brookland F. Davis[4]	77,916	*
Jeffrey R. Passmore[5]	8,071	*
Donald E. Meyer	3,734	*
Curtis R. Donnell	5,000	*
Scott T. Berlin[6]	26,667	*
James H. Graves[7]	127,670	*
George R. Manser[8]	56,247	*
All executive officers and current directors, as a group (10 persons)[9]	14,971,297	71.8
Newcastle Partners, L.P.[10,13]	11,253,394	54.2
Newcastle Special Opportunity Fund I, L.P. [11,13]	1,643,965	7.9
Newcastle Special Opportunity Fund II, L.P. [12,13]	1,630,865	7.9
Thomas G. Berlin[14]	1,295,591	6.2

*	Represents less than 1%.

[1]
Includes 4,167 shares which may be acquired by Mr. Schwarz pursuant to stock options exercisable on or within 60 days after the Record Date, 11,253,394 shares owned by Newcastle Partners, L.P., 1,643,965 shares owned by Newcastle Special Opportunity Fund I, L.P., 1,630,865 shares owned by Newcastle Special Opportunity Fund II, L.P. and 2,400 shares owned by Newcastle Focus Fund II, L.P. (See Note 11, below.)

[2]	Includes 15,416 shares which may be acquired pursuant to stock options exercisable on or within 60 days after the Record Date.

[3]	Includes 18,334 shares which may be acquired pursuant to stock options exercisable on or within 60 days after the Record Date.

[4]	Includes 11,667 shares which may be acquired pursuant to stock options exercisable on or within 60 days after the Record Date.

[5]	Includes 7,083 shares which may be acquired pursuant to stock options exercisable on or within 60 days after the Record Date.

[6]	Includes 16,667 shares which may be acquired pursuant to stock options exercisable on or within 60 days after the Record Date.

[7]
Includes 8,333 shares which may be acquired pursuant to stock options exercisable on or within 60 days after the Record Date and 76,478 shares owned by a limited partnership indirectly controlled by Mr. Graves.

[8]
Includes 8,333 shares which may be acquired pursuant to stock options exercisable on or within 60 days after the Record Date and 5,096 shares held by Mr. Manser's spouse, over which shares Mr. Manser shares voting and dispositive power.

[9]	Includes 90,000 shares which may be acquired pursuant to stock options exercisable on or within 60 days after the Record Date.

[10]	Does not include shares owned by Mark E. Schwarz, Newcastle Special Opportunity Fund I, L.P., Newcastle Special Opportunity Fund II, L.P. or Newcastle Focus Fund II, L.P.

[11]	Does not include shares owned by Mark E. Schwarz, Newcastle Partners, L.P., Newcastle Special Opportunity Fund II, L.P. or Newcastle Focus Fund II, L.P.

[12]	Does not include shares owned by Mark E. Schwarz, Newcastle Partners, L.P., Newcastle Special Opportunity Fund I, L.P. or Newcastle Focus Fund II, L.P.

[13]
Mark E. Schwarz is the managing member of Newcastle Capital Group LLC, which is the general partner of Newcastle Capital Management, L.P., which is the general partner of Newcastle Partners, L.P., Newcastle Special Opportunity Fund I, L.P., Newcastle Special Opportunity Fund II, L.P. and Newcastle Focus Fund II, L.P., the address for all of which is 200 Crescent Court, Suite 1400, Dallas, Texas 75201.

[14]
As reported on Schedule 13D/A filed with the SEC on February 13, 2007. Includes 263,637 shares over which Mr. Berlin shares voting and dispositive power. The address for Mr. Berlin is care of Berlin Financial, Ltd., 1325 Carnegie Avenue, Cleveland, Ohio 44115. Thomas G. Berlin is the father of Scott T. Berlin.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three independent directors and operates under a written charter adopted by the Board of Directors in accordance with applicable rules of the SEC and Nasdaq. A copy of the Amended and Restated Audit Committee Charter is posted on the Company’s website at www.hallmarkgrp.com.

The primary purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and is authorized to retain outside counsel, auditors or other experts for this purpose. Subject to any action that may be taken by the full Board, the Audit Committee also has the authority and responsibility to select, evaluate and, where appropriate, replace the Company’s independent registered public accountants.

The Company’s management is responsible for preparing the Company’s financial statements and the independent registered public accountants are responsible for auditing those financial statements. The role of the Audit Committee is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed and discussed the consolidated financial statements with both management and the independent registered public accountants. The Audit Committee also discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee received from the independent registered public accountants the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accountants their independence.

Based upon the Audit Committee's review and discussions with management and the independent registered public accountants, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2006.

Respectfully submitted by the Audit Committee:

George R. Manser (chairman)
Scott T. Berlin
James H. Graves

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected KPMG LLP (“KPMG”) as the independent registered public accounting firm to audit the consolidated financial statements of the Company for the 2007 fiscal year. KPMG also reported on the Company's consolidated financial statements for the fiscal years ended December 31, 2006 and 2005. Representatives of KPMG are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from shareholders.

The following table presents fees for professional services rendered by KPMG for the audit of the Company’s consolidated financial statements for the fiscal years ended December 31, 2006 and 2005, as well as fees billed for other services rendered by the independent registered public accountants during those periods.

	Fiscal 2006	Fiscal 2005
Audit Fees[1]	$712,227	$389,044
Audit-Related Fees[2]	$357,374	$8,000
Tax Fees	—	—
All Other Fees	—	—

[1]	Reflects fees for services attributable to the indicated fiscal year, a portion of which fees were paid in the subsequent fiscal year.

[2]
Audit-related fees in 2006 pertained to services in connection with (a) the Company’s secondary public offering, (b) the post-acquisition audit of TGA for the 2005 fiscal year, (c) the determination of accounting treatment of the subordinated convertible promissory notes issued to the Opportunity Funds, and (d) the review of work papers for an examination of one of the Company’s insurance company subsidiaries by the Arizona Department of Insurance. Audit-related fees in 2005 pertained to services in connection with the Company’s shareholder rights offering.

The current policy of the Audit Committee is to review and approve all proposed audit and non-audit services prior to the engagement of independent registered public accountants to perform such services. Therefore, the Audit Committee does not presently have any pre-approval policy or procedures. Review and approval of such services generally occur at the Audit Committee's regularly scheduled quarterly meetings. In situations where it is impractical to wait until the next regularly scheduled quarterly meeting, the Audit Committee has delegated to its chairman the authority to approve audit and non-audit services up to a pre-determined level set by the Audit Committee. Any audit or non-audit services approved pursuant to such delegation of authority must be reported to the full Audit Committee at its next regularly scheduled meeting. During fiscal 2006 and 2005, all audit and non-audit services performed by the Company’s independent registered public accountants were approved in advance by the Audit Committee.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Any shareholder desiring to submit a proposal for inclusion in the proxy material relating to the 2008 annual meeting of shareholders must do so in writing. The proposal must be received at the Company's principal executive offices by December 28, 2007. In addition, with respect to any matter proposed by a shareholder at the 2008 annual meeting but not included in the Company's proxy materials, the proxy holders designated by the Company may exercise discretionary voting authority if appropriate notice of the shareholder proposal is not received by the Company at its principal executive office by March 13, 2008.

By Order of the Board of Directors,

/s/ CECIL R. WISE
Cecil R. Wise, Secretary

April 27, 2007
Fort Worth, Texas

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY
FOR THE ANNUAL MEETING OF SHAREHOLDERS OF
HALLMARK FINANCIAL SERVICES, INC.
TO BE HELD MAY 24, 2007

The undersigned hereby appoints Mark E. Schwarz, Mark J. Morrison, Kevin T. Kasitz and Brookland F. Davis, and each of them individually, as the lawful agents and Proxies of the undersigned, with full power of substitution, and hereby authorizes each of them to represent and vote, as designated below, all shares of Common Stock of Hallmark Financial Services, Inc. held of record by the undersigned as of April 16, 2007, at the Annual Meeting of Shareholders to be held on May 24, 2007, or at any adjournment thereof. The undersigned hereby revokes all previous proxies relating to the shares covered hereby and confirms all that said Proxies may do by virtue hereof.

1. ELECTION OF DIRECTORS

☐	FOR all nominees listed below (except as marked to the contrary)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

INSTRUCTIONS: To withhold authority to vote for any nominee, mark the space beside the nominee's name with an "X".

Mark E. Schwarz _____	Scott T. Berlin _____
James H. Graves _____	George R. Manser _____

2.	In their discretion, the Proxies are authorized to vote on any other matter which may properly come before the Annual Meeting or any adjournment thereof.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS PROPOSED IN ITEM 1.

Please sign below exactly as your shares are held of record. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date: ___________________, 2007	Signature

Signature, if held jointly:

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY, USING THE ENCLOSED ENVELOPE.

PLEASE CHECK THIS BOX IF YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING OF SHAREHOLDERS. ☐